Exhibit 3
Certificate of Secretary
ALLIANZ FUNDS
Regarding Fidelity Bond
     The undersigned, being the duly elected, qualified and acting Secretary of Allianz Funds, a business trust organized under the laws of the Commonwealth of Massachusetts (the “Trust”), hereby certifies that attached hereto is a true and complete copy of resolutions that were approved in substantially the form attached hereto by the Board of Trustees of the Trust at meetings held on June 4, 2009 and September 17, 2009, at which a quorum was present and voted in favor thereof, and that said resolutions have not been revoked or amended and are now in full force and effect.
     IN WITNESS WHEREOF, the undersigned has executed this certificate as Secretary of the said Trust on this 27th day of October, 2009.
ALLIANZ FUNDS
/s/ Thomas J. Fuccillo
Thomas J. Fuccillo
Secretary

ALLIANZ FUNDS
Minutes of the Meeting of the Board of Trustees held on June 4, 2009
Approval and Ratification of Fidelity Bond

VOTED:	That, after considering all relevant factors, the action of the Trust in joining Allianz Funds Multi-Strategy Trust, Premier VIT, PIMCO Municipal Advantage Fund Inc., Fixed Income SHares, Nicholas-Applegate Equity & Convertible Income Fund, PIMCO Municipal Income Fund, PIMCO California Municipal Income Fund, PIMCO New York Municipal Income Fund, PIMCO Corporate Income Fund, PIMCO Municipal Income Fund II, PIMCO California Municipal Income Fund II, PIMCO New York Municipal Income Fund II, PIMCO Municipal Income Fund III, PIMCO California Municipal Income Fund III, PIMCO New York Municipal Income Fund III, PIMCO Corporate Opportunity Fund, Nicholas-Applegate Convertible & Income Fund, PIMCO High Income Fund, Nicholas-Applegate Convertible & Income Fund II, PIMCO Floating Rate Income Fund, PIMCO Floating Rate Strategy Fund, NFJ Dividend, Interest & Premium Strategy Fund, Nicholas-Applegate International & Premium Strategy Fund, PIMCO Global StocksPLUS & Income Fund, Nicholas-Applegate Global Equity & Convertible Income Fund, PIMCO Income Opportunity Fund, and PIMCO Strategic Global Government Fund, Inc., and PCM Fund, Inc. in a Joint Investment Company Blanket Bond to be issued by a consortium of insurers covering larceny and embezzlement and certain other acts, with a limit of liability for the period of July 1, 2009 to an including July 1, 2010 of $52.5 million, or such amount as is necessary to cover the addition of the Trust to the Investment Company Blanket Bond, for an aggregate one-year premium of an amount to be determined by AGIFM once an aggregate premium figure is provided by the insurance companies, plus any additional amount as may be necessary to cover the addition of the Trust to the Investment Company Blanket Bond, be and it is hereby approved, the Trust’s share of the premium to be no greater than a pro rata amount based on the gross assets of the named insured and to be paid from the Administrative Fee paid to AGIFM.

VOTED:	That the officers of the Trust, are each hereby authorized to approve insurers included in the consortium of insurers referenced in the foregoing Vote, with their approval deemed to constitute approval by the Trustees, subject to ratification by the Trustees at a subsequent meeting when the list of insurers from whom coverage has been obtained is finalized.

VOTED:	That pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, the officers of the Trust, are each hereby designated as an agent for the Trust to make the filings and give the notices required by subparagraph (g) of said Rule.

VOTED:	That the officers of the Trust, or any of them, are authorized to make any and all payments and to do any and all other acts in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

VOTED:	That the Trust be and it hereby is authorized to enter into an agreement with the other parties to the Investment Company Blanket Bond, stating that in the event recovery is received under the bond as a result of the loss of the Trust and of one or more of the other named insured parties, the Trust shall receive an equitable and proportionate share of recovery, such share being at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Investment Company Act of 1940, as amended, and the President, the Treasurer and the Secretary of the Trust be and they hereby are, and each of them acting individually hereby is, authorized to execute and deliver such agreement, the taking of any or all such actions to be conclusive evidence of its authorization hereby.

VOTED:	That the form and amount of the Investment Company Blanket Bond, after consideration of all relevant factors including the Trust’s aggregate assets to which persons covered by the bond have access, the type and terms of arrangements made for custody and safekeeping of assets, and the nature of the securities held, be and they hereby are approved.

VOTED:	That the Trust’s participation in the Joint Fidelity Bond described above be, and it hereby is, determined to be in the best interest of the Trust and each of its series.

ALLIANZ FUNDS
Minutes of the Meeting of the Board of Trustees held on September 17, 2009
Insurance Matters

VOTED:	That, the Trustees having considered all relevant factors, the action of the Trust in joining Allianz Funds Multi Strategy Trust, Allianz Global Investors Managed Account Trust, Premier VIT, NFJ Dividend, Interest & Premium Strategy Fund, Nicholas-Applegate Convertible & Income Fund, Nicholas-Applegate Convertible & Income Fund II, Nicholas-Applegate Equity & Convertible Income Fund, Nicholas-Applegate Global Equity & Convertible Income Fund, Nicholas-Applegate International & Premium Strategy Fund, PCM Fund, Inc., PIMCO California Municipal Income Fund, PIMCO California Municipal Income Fund II, PIMCO California Municipal Income Fund III, PIMCO Corporate Income Fund, PIMCO Corporate Opportunity Fund, PIMCO Floating Rate Income Fund, PIMCO Floating Rate Strategy Fund, PIMCO Global Stocksplus & Income Fund, PIMCO High Income Fund, PIMCO Income Opportunity Fund, PIMCO Municipal Advantage Fund Inc., PIMCO Municipal Income Fund, PIMCO Municipal Income Fund II, PIMCO Municipal Income Fund III, PIMCO New York Municipal Income Fund, PIMCO New York Municipal Income Fund II, PIMCO New York Municipal Income Fund III, and PIMCO Strategic Global Government Fund Inc. in a Joint Investment Company Blanket Bond (the “Joint Fidelity Bond”) for the term July 1, 2009 to July 1, 2010 issued by a consortium of insurers covering larceny and embezzlement and certain other acts, with a limit of liability of $57.5 million, for an aggregate one-year premium of $81,021 be and it is hereby ratified and approved, the Trust’s share of the premium being no greater than a pro rata amount based on the gross assets of the Trust and to be paid from the Administrative Fee paid to Allianz Global Investors Fund Management LLC.

VOTED:	That the form, terms and provisions of the agreement with the other parties to the Joint Fidelity Bond, stating that in the event recovery is received under the bond as a result of the loss of the Trust and of one or more of the other named insured parties, the Trust shall receive an equitable and proportionate share of recovery, such share being at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the 1940 Act (the “Agreement Among Joint Insureds”), as presented to this meeting, be, and they hereby are, ratified and approved, and that the action of the Trust in entering into the Agreement Among Joint Insureds be, and it hereby is, ratified and approved.

VOTED:	That the appropriate officers of the Trust be, and they hereby are, authorized to file a copy of the Joint Fidelity Bond with the Securities and Exchange Commission within 10 days after receipt of the executed endorsement to the Joint Fidelity Bond, together with (1) a copy of the resolution of the Board approving the amount, type, form, and coverage of the Joint Fidelity Bond, (2) a statement showing the amount of a single insured bond that each series of the Trust would have provided and maintained had it not been named as an insured under the Joint Fidelity Bond, (3) a statement as to the period for which premiums have been paid, and (4) a copy of the Fidelity Bond Agreement; and any actions taken in connection therewith are hereby ratified and adopted.